Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-125125 and No. 333-147968) of Thornburg Mortgage Inc. of our report dated March 6, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information for the year ended December 31, 2005 discussed in Note 15, as to which the date is July 30, 2008, relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

July 30, 2008